Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Monroe Capital Corporation and Subsidiaries

We consent to the use in this Prospectus Supplement to the Prospectus dated June 1, 2018, which is a part of Registration Statement (No. 333-216665) on Form N-2 of Monroe Capital Corporation and Subsidiaries (collectively, the Company), of our reports dated March 5, 2019, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus Supplement, and of our report dated March 5, 2019, relating to the senior securities table appearing elsewhere in this Prospectus Supplement.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm” and "Selected Financial Data" in such Prospectus Supplement.

/s/ RSM US LLP

Chicago, Illinois

March 20, 2019